UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2014

SPARTON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-1000	38-1054690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Martingale Road Suite 2050 Schaumburg, Illinois	60173-2213
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 772-7866

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 29, 2014, following the review and recommendation of the Company’s Compensation Committee, the Board of Directors of the Company (the “Board”) approved and adopted the Sparton Corporation Deferred Compensation Plan (the “Plan”), effective January 1, 2014.

The Plan is an unfunded, nonqualified deferred compensation plan designed to allow a select group of management or highly compensated employees of the Company, including the named executive officers of the Company (each a “Participant” and collectively, the “Participants”), to save for retirement on a tax-deferred basis. The eligibility of each Participant will be determined by a committee of individuals appointed by the Board to manage, operate and administer the Plan (the “Committee”). The Committee shall have the discretion, power and authority to determine all questions arising in connection with the administration, interpretation and application of the Plan. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Participants in the Plan may be offered the choice of electing to defer one or more of the following, as applicable: up to 80% of their base salary, bonuses under the Company’s Short-Term Incentive Plan and Long-Term Incentive Plans and other earned compensation designated as a bonus, director fees and commissions, and up to 100% of any contributions to the Company’s 401(k) plan refunded to the Participant. The amounts deferred under the Plan represent an unsecured general obligation of the Company to make payments to the Participant at some time in the future. Amounts deferred under the Plan will be credited to bookkeeping accounts maintained by the Company for each Participant and will be credited or debited with the Participant’s proportionate share of any gains or losses attributable to investment alternatives selected by the Participant. The investment alternatives are to be used for measurement purposes only and amounts deferred under the Plan will not represent any actual investment made on the Participant’s behalf by the Company. The amount that the Company is required to pay under the Plan is equal to the sum of (a) the elective deferrals made by the Participant and (b) any discretionary contributions the Company may make to the Participant from time to time in its sole discretion, as adjusted for the hypothetical gains or losses based on the investment alternatives selected by the Participant.

The amounts payable to Participants under the Plan will be distributed in accordance with the distribution provisions of the Plan. Distributions cannot be made prior to the distribution dates specified by the Participants, other than withdrawals made in the event of a Participant’s “unforeseeable emergency,” as defined in the Plan. Participants will receive distributions upon the earliest to occur of (a) the Participant’s termination of employment for any reason other than death, disability or retirement, which will be made in a lump sum payment, (b) the Participant’s death prior to retirement, which will be made in a lump sum payment, or (c) the Participant’s disability or retirement, which will in either case be made in a lump sum payment or, if the Participant shall elect at the time of deferral, annual installments for a period of up to five years. In addition, a Participant may elect, at the time of deferral, and prior to retirement, to receive his or her distribution for a given plan year in a lump sum payment on a specific date designated by the Participant that is at least two years from the beginning of that plan year. Such election would not be deemed an acceleration of benefits for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

The Board has concurrently authorized the establishment of a grantor trust known as a “rabbi trust” for the purpose of holding all or a portion of the Participants’ account balances. The assets held in the rabbi trust will remain available to satisfy claims of the Company’s general creditors in the event of the Company’s insolvency or bankruptcy.

The Committee may elect to terminate the Plan within 30 days prior to or 12 months after a change in control. The Board may amend or terminate the Plan at any time, provided, however, that no such action shall affect a Participant’s right to receive the full amount of his or her account balance.

This summary of the terms of the Plan is not intended to be complete and is qualified in its entirety by reference to the Plan, which is filed hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Sparton Corporation Deferred Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPARTON CORPORATION

Dated: February 4, 2014	By:	/s/ Cary B. Wood
Cary B. Wood, President and Chief Executive Officer

Index to Exhibits

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

Exhibit 10.1	Sparton Corporation Deferred Compensation Plan